Exhibit 3.44

Operating Agreement

of

Halliwell Engineering Associates, LLC

November 4, 1999

Halliwell Engineering Associates, LLC

i

Operating Agreement

of

Halliwell Engineering Associates, LLC

THIS OPERATING AGREEMENT is made and entered into as of November 4, 1999, by and between ServiceMaster Holding Corporation, a Delaware corporation (“Member”), and Halliwell Engineering Associates, LLC, a Delaware limited liability company (“Company”).

1. DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

“Cash Flow” shall mean the gross cash proceeds from the operation of the Company’s business less the portion thereof used to establish Reserves for or to pay Company expenses, debt payments and capital expenditures. “Cash Flow” shall include any net cash proceeds from the sale or disposition of Company property and from the refinancing of indebtedness of the Company, shall be increased by any reduction of Reserves previously established by the Member, and shall not be reduced by depreciation, cost recovery, amortization or similar non-cash deductions.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as amended from time to time.

“Company” shall mean Halliwell Engineering Associates, LLC, a Delaware limited liability company.

“Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other business entity.

“Fiscal Year” shall mean the period terminating on December 31 of each year during the term of this Operating Agreement.

“Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to Section 6.01 of this Operating Agreement.

“Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

“Member” shall mean the Person who executed a counterpart of this Operating Agreement as a Member and any Person who may hereafter become a Member of the Company.

“Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, as of the close of each Fiscal Year.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so permits.

“Reserves” shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Member for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

2. FORMATION OF COMPANY

2.01. Formation.

The Company shall be, or has been, organized as a Delaware limited liability company by executing and filing a Certificate of Formation with the Delaware Secretary of State pursuant to the Act.

2.02. Name.

The name of the Company is Halliwell Engineering Associates, LLC

2.03. Principal Place of Business.

The principal place of business of the Company is One ServiceMaster Way, Downers Grove, Illinois 60515. The Company may locate its places of business and registered office at any other place or places as the Member may deem advisable.

2.04. Registered Office and Registered Agent.

The registered agent for the service of process and the registered office shall be the Person and location reflected in the Certificate of Formation as filed in the office of the Delaware Secretary of State. The Member may change the registered agent and registered office by filing the name of the new registered agent or the address of the new registered office with the Delaware Secretary of State pursuant to the Act.

2.05. Term.

The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either Section 8.01 of this Operating Agreement or the Act.

3. PURPOSE OF COMPANY

The business of the Company shall be to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act.

4. MANAGEMENT OF COMPANY

4.01. Management of Company.

The Member has the exclusive right to manage the Company’s business. Accordingly, the Member, at times acting through the officers of the Company, shall: (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company.

4.02. Execution of Documents.

Any document or instrument of any and every nature, including without limitation, any agreement, contract, deed, promissory note, mortgage or deed of trust, security agreement, financing statement, pledge, assignment, bill of sale and certificate, which is intended to bind the Company or convey or encumber title to its real or personal property, shall be valid and binding for all purposes only if executed by the Member or a duly authorized officer.

4.03. Action Without Meeting.

Any action required to be taken by the Member on behalf of the Company may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Member.

4.04. Officers.

The officers of the Company shall consist of a President, a Secretary and a Treasurer and, if deemed necessary, expedient, or desirable by the Member, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the Member shall designate. Any number of offices may be held by the same person, as the Member may determine.

All officers of the Company shall have the following authority and perform the following duties in the management and operation of the Company:

President. The President shall be the principal executive officer of the Company. Subject to the direction and control of the Member, he or she shall be in charge of the business of the Company; he or she shall see that the resolutions and directions of the Member are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Member; and, in general, he or she shall discharge all duties incident to the office of the President and such other duties as may be prescribed by the Member from time to time. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Member, he or she may execute for the Company any contracts, deeds, mortgages, bonds, or other instruments which the Member has authorized to be executed, and he or she may accomplish such execution either individually or with the Secretary, any Assistant Secretary, or any other officer thereunto authorized by the Member, according to the requirements of the form of the instrument. He or she may vote all securities which the Company is entitled to vote except as and to the extent such authority shall be vested in a different officer or agent of the Company by the Member.

The Vice Presidents. The Vice President (or in the event there is more than one Vice President, each of the Vice Presidents) shall assist the President in the discharge of his or her duties as the President may direct and shall perform such other duties as from time to time may be assigned to him by the President or by the Member. The Member may designate any Vice President as being senior in rank or degree of responsibility and may accord such Vice President the appropriate title designating his senior rank of “Executive Vice President” or “Senior Vice President.” In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there is more than one Vice President, the Vice Presidents in the order designated by the Member or by the President if the Member has not made such a designation, or in the absence of any designation, then in the order of seniority of tenure as Vice President) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Member, the Vice President (or each of them if there are more than one) may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Member has authorized to be executed, and he or she may accomplish such execution either individually or with the Secretary, any Assistant Secretary, or any other officer thereunto authorized by the Member, according to the requirements of the form of the instrument.

The Treasurer. The Treasurer shall be the principal accounting and financial officer of the Company. He or she shall: (a) have charge of and be responsible for the maintenance of adequate books of account for the Company; (b) have charge and custody of all funds and securities of the Company, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the President or by the Member. If required by the Member, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Member may determine.

The Secretary. The Secretary shall: (a) record the minutes of the Member’s meetings in one or more books provided for that purpose; (b) see that all notices are duly given as required by law; (c) be custodian of the Company records; (d) sign with the President, or a Vice President, or any other officer thereunto authorized by the Member any contracts, deeds, mortgages, bonds, or other instruments which the Member has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Member; (e) perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Member.

Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and Assistant Secretary shall perform such duties as shall be assigned to him or her by the Treasurer or the Secretary, respectively, or by the President or the Member, provided that Assistant Secretaries shall perform only ministerial and clerical acts and shall be without discretionary authority over the affairs and activities of the Company, and further provided that any party dealing with the Company may presume that any certificates, contracts, deeds, mortgages, bonds or other instruments signed by an Assistant Secretary have been duly authorized by the Member. Each Assistant Secretary may sign with the President, or a Vice President, or any other officer thereunto authorized by the Member, any contracts, deeds, mortgages, bonds, or other instruments which the Member has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Member. Each Assistant Treasurer shall, if required by the Member, give a bond for the faithful discharge of his duties in such sum and with such sureties as the Member shall determine.

All officers of the Company shall have such other authority and perform such duties in the management and operation of the Company as shall be prescribed in any resolutions of the Member prescribing their authority and duties, and shall have such additional authority and duties as are incident to their offices except to the extent that such resolutions may be inconsistent therewith.

4.05. Term of Office.

Each officer shall hold office until the earlier of his or her removal, resignation, or death. The Member may appoint and remove, with or without cause, any officer and fill any vacancy in any office.

5. RIGHTS AND OBLIGATIONS OF MEMBER

5.01. Limitation of Liability.

The Member will not be personally liable for any obligations, liabilities, debts, or losses of the Company, whether arising in tort, contract or otherwise, except as otherwise required by law.

5.02. Right to Indemnification.

Subject to the limitations and conditions provided in this Section 5 and in the Act, each Person (“Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, because the Indemnified Person was or is a Member or an officer of the Company or the Indemnified Person was or is the legal representative of or a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a Member or of an officer of the Company, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified

Person in connection with such Proceeding, provided that the Indemnified Person acted in good faith and in a manner that the Indemnified Person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that his or her conduct was unlawful.

5.03. Survival.

Indemnification under this Section 5 shall continue for a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity under this Operating Agreement. The rights granted pursuant to this Section 5 shall be deemed contract rights, and no amendment, modification or repeal of this Section 5 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

5.04. Advance Payment.

The right to indemnification conferred by this Section 5 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding and without any determination about the Indemnified Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by the Indemnified Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Section 5 and a written undertaking, by or on behalf of the Indemnified Person, to repay all amounts so advanced if it ultimately shall be determined that the Indemnified Person is not entitled to indemnification under this Section 5 or otherwise.

5.05. Nonexclusivity of Rights.

The right to indemnification and the advancement and payment of expenses conferred by this Section 5 shall not be exclusive of any other right which a Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Operating Agreement, agreements, vote of members, or otherwise.

5.06. Savings Clause.

If any court of competent jurisdiction invalidates Section 5.02 or any portion thereof on any ground, then the Company nevertheless shall indemnify and hold harmless each Indemnified Person against costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Section 5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.07. Fiduciary Duties and Obligations.

The Member shall have no fiduciary duties of care, loyalty or otherwise with respect to the Company in his, her, or its capacity as a Member or an officer of the Company.

5.08. Events of Bankruptcy.

Nothing in section 18-304 of the Act shall cause the Member to cease being a Member of the Company.

6. CONTRIBUTIONS TO COMPANY

6.01. Initial Capital Contribution.

The Member shall contribute an amount identified in the signature page of this Operating Agreement as its Initial Capital Contribution to the Company.

6.02. Subsequent Contributions.

The Member shall not be obligated to make any Capital Contributions to the Company other than those set forth in Section 6.01.

6.03. Loans by Members.

The Member may, but is not obligated to, loan to the Company such sums as the Member determines to be appropriate for the conduct of the Company’s business. Any such loans shall bear interest at one percent (1%) above the prime rate of interest charged from time to time by the Company’s bank and shall be on such other terms as the Member may agree.

7. ALLOCATIONS AND DISTRIBUTIONS

7.01. Allocations of Profits and Losses.

The Company shall allocate to the Member all of the Net Profits and Net Losses for each Fiscal Year.

7.02. Distributions of Cash Flow.

Cash Flow shall be distributed to the Member at such time or times as the Member shall determine in its sole discretion.

7.03. Limitation upon Distributions.

(a) The Company neither may make and pay any distribution or return a Capital Contribution if, after the distribution or return of any Capital Contribution, either:

(1) the Company would be insolvent;

(2) the net assets of the Company would be less than zero; or

(3) applicable state law would prohibit such a distribution or return of a Capital Contribution.

(b) The Member may base a determination that it may make a distribution or return a capital contribution under Section 7.03(a) in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the Person having charge of the Company’s books of account or certified by an independent public or certified public accountant or firm of accountants fairly to reflect the financial condition of the Company.

8. DISSOLUTION AND TERMINATION

8.01. Dissolution.

The Company shall be dissolved upon the occurrence of any of the following events:

(1) the entry of a decree of judicial dissolution under section 18-802 of the Act;

(2) the expiration of any term fixed pursuant to Section 2.05; or

(3) by the written agreement of the Member.

8.02. Winding Up, Liquidation, and Distribution of Assets.

(a) If the Company is dissolved and its affairs are to be wound up, then the Member is directed to:

(1) sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, including any liabilities to the Member, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(2) distribute the remaining assets to the Member, such distribution to be made either in cash or in kind, as determined by the Member.

(b) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

8.03. Certificate of Cancellation.

When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation, as required by the Act, shall be executed and filed with the Delaware Secretary of State.

8.04. Effect of Filing of Certificate of Cancellation.

Upon the filing of a certificate of cancellation with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

9. TRANSFERABILITY

The Member shall have exclusive and absolute discretion to sell, gift, hypothecate, pledge, assign or otherwise voluntarily transfer all or any portion of its membership interest, including both management rights and economic rights, to any Person at any time under any terms and conditions which the Member deems appropriate. If the Member transfers its entire membership interest, then each transferee shall become a Member without any further action, unless the Member affirmatively states otherwise.

10. MISCELLANEOUS

10.01. Choice of Law.

This Operating Agreement, and its interpretation, shall be governed exclusively by its terms and by the laws of the State of Delaware (other than its conflicts of laws rules) and specifically the Act.

10.02. Amendments.

This Operating Agreement may not be amended except in writing signed by the Member.

10.03. Headings.

The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision of this Operating Agreement.

10.04. Severability.

If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, then the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.05. Successors and Assigns.

Each and all of the covenants, terms, provisions and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.06. Creditors.

None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or of the Member.

10.07. Tax Reporting.

The Company and the Member intend for the Company to be a single member limited liability company for tax reporting purposes.

IN WITNESS WHEREOF, the Member and the Company have executed this Operating Agreement on the date first written above.

MEMBER:		COMPANY:

ServiceMaster Holding Corporation		Halliwell Engineering Associates, LLC

		By:	ServiceMaster Holding Corporation,
member manager

By:	/s/ Douglas W. Colber	By:	/s/ Douglas W. Colber
	Douglas W. Colber		Douglas W. Colber
	Vice President		Vice President

Initial Capital
Contribution:	$1,000

Member Address:	ServiceMaster Holding Corporation
One ServiceMaster Way Downers Grove, IL 60515

Membership Interest:	100%

Amendment No. 1

Operating Agreement

of

Halliwell Engineering Associates, LLC

dated 4 November 1999

THIS AMENDMENT is made on 29 November 2001 by and among Halliwell Engineering Associates, LLC, a Delaware limited liability company (“HEA”), ServiceMaster Holding Corporation, a Delaware corporation (“Holding”), and The ServiceMaster Company, a Delaware corporation (“ServiceMaster Parent”).

Recitals

A. The sole member of HEA currently is Holding.

B. Pursuant to that certain Assignment of Membership Interest No. 1, dated 29 November 2001, Holding assigned an one hundred percent (100%) membership interest in HEA (“HEA Membership Interest”) to ServiceMaster Parent, all in accordance with that certain Operating Agreement of HEA, dated 4 November 1999 (“Operating Agreement”).

C. As a result of the transaction effected by the Assignment of Membership Interest No. 1, the sole member of HEA will be ServiceMaster Parent.

D. HEA, Holding, and ServiceMaster Parent now desire to amend the Operating Agreement to reflect ServiceMaster Parent as the sole member of HEA, all according to the terms and conditions of this Amendment.

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1. Sole Member after Assignment. As a result of the transaction effected by the Assignment of Membership Interest No. 1, ServiceMaster Parent holds the HEA Membership Interest, and the Operating Agreement is amended to reflect ServiceMaster Parent as the sole member of HEA.

2. No Other Changes. The parties make no changes to the Operating Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

Halliwell Engineering Associates, LLC		The ServiceMaster Company

By:	ServiceMaster Holding Corporation, sole member

By:	/s/ Douglas W. Colber	By:	/s/ Douglas W. Colber
	Douglas W. Colber		Douglas W. Colber
	Vice President		Vice President and Legal Counsel

ServiceMaster Holding Corporation,

By:	/s/ Douglas W. Colber
Douglas W. Colber
Vice President

Amendment No. 2

Operating Agreement

of

Halliwell Engineering Associates, LLC

dated 4 November 1999

THIS AMENDMENT is made on 29 November 2001 by and among Halliwell Engineering Associates, LLC, a Delaware limited liability company (“HEA”), ServiceMaster Management Services, Inc., a Delaware corporation (“SMMS Inc.”), and The ServiceMaster Company, a Delaware corporation (“ServiceMaster Parent”).

Recitals

A. The sole member of HEA currently is ServiceMaster Parent.

B. Pursuant to that certain Assignment of Membership Interest No. 2, dated 29 November 2001, ServiceMaster Parent assigned an one hundred percent (100%) membership interest in HEA (“HEA Membership Interest”) to SMMS Inc., all in accordance with that certain Operating Agreement of HEA, dated 4 November 1999 (“Operating Agreement”).

C. As a result of the transaction effected by the Assignment of Membership Interest No. 2, the sole member of HEA will be SMMS Inc.

D. HEA, ServiceMaster Parent, and SMMS Inc. now desire to amend the Operating Agreement to reflect SMMS Inc. as the sole member of HEA, all according to the terms and conditions of this Amendment.

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1. Sole Member after Assignment. As a result of the transaction effected by the Assignment of Membership Interest No. 2, SMMS Inc. holds the HEA Membership Interest, and the Operating Agreement is amended to reflect SMMS Inc. as the sole member of HEA.

2. No Other Changes. The parties make no changes to the Operating Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

Halliwell Engineering Associates, LLC		The ServiceMaster Company

By:	The ServiceMaster Company, sole member

By:	/s/ Douglas W. Colber	By:	/s/ Douglas W. Colber
	Douglas W. Colber		Douglas W. Colber
	Vice President and Legal Counsel		Vice President and Legal Counsel

ServiceMaster Management Services, Inc.

By:	/s/ John A. Vasko
John A. Vasko
Vice President